                                                                      Exhibit 12

                           Einstein/Noah Bagel Corp.
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                                (in thousands)
                                  (unaudited)

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
                                                                       Fiscal Year Ended
                                           ---------------------------------------------------------------------------
                                           December 29,    December 28,     December 27,     December 26,   January 2,
                                               1996            1997             1998             1999          2001
                                           ------------    ------------     ------------      -----------   ----------
Earnings (loss) before income taxes......    $ 5,707         $ 3,571         $(203,706)       $(14,277)     $(28,126)
Add:  Total fixed charges deducted
    from earnings (loss).................      7,478           7,403            22,393          22,119        16,710
                                             -------         -------         ---------        --------      --------
Earnings (loss) available for payment
    of fixed charges.....................    $13,185         $10,974         $(181,313)       $  7,842      $(11,416)
                                             =======         =======         =========        ========      ========

Fixed Charges:
    Interest expense.....................    $ 6,950         $ 6,098         $  11,811        $ 11,877      $  7,368
    Portion of operating lease payments
        deemed to be interest............        528           1,305            10,582          10,242         9,342
                                             -------         -------         ---------        --------      --------
Total fixed charges......................    $ 7,478         $ 7,403         $  22,393        $ 22,119      $ 16,710
                                             =======         =======         =========        ========      ========

Ratio of earnings to fixed charges.......       1.76            1.48                 -            0.35             -
                                             =======         =======         =========        ========      ========

Deficiency of earnings available
    to cover fixed charges...............                                    $(203,706)                     $(28,126)
                                                                             =========                      ========
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